Exhibit 21.1

Pulmatrix, Inc.

List of Subsidiaries

The following is a list of each subsidiary of Pulmatrix, Inc., a Delaware corporation (the “Company”), as of March 17, 2025, and the state in which each such subsidiary is organized.

Subsidiaries (all 100% owned by the Company)

Name of Subsidiary*	State or Other Jurisdiction of Incorporation
Pulmatrix Operating Company, Inc. PCL Merger Sub, Inc. PLC Merger Sub II, LLC	Delaware Delaware Delaware

* No subsidiary does business under any name other than as listed above.